Exhibit 10.8

FIRST AMENDMENT

TO THE

CDI CORP. 2004 OMNIBUS STOCK PLAN

In accordance with the power reserved to it in Article 12 of the CDI Corp. 2004 Omnibus Stock Plan (the “Plan”), the Board of Directors of CDI Corp. (the “Company”) hereby amends the Plan, effective December 31, 2008 as follows:

1.	Section 4.2.8 is hereby deleted in its entirety.

2.	Section 4.2.10 is hereby amended in its entirety to read as follows:

“4.2.10. determine the effect, if any, of a change in control of the Company upon outstanding Awards; provided that, if the effect of any change in control would result in payment with respect to an Award that constitutes ‘deferred compensation’ within the meaning of Section 409A of the Code, the Committee shall determine the effect of such potential change in control on or before the date on which such Award is granted. Upon a change in control, the Committee may, in its discretion, (i) fully vest all Awards made under the Plan, (ii) cancel any outstanding Awards in exchange for a cash payment of an amount equal to the then Fair Market Value of the Award, (iii) after having given the Award Participant a reasonable chance to exercise any outstanding Options or SARs, terminate any or all of the Award Participant’s unexercised Options or SARs, (iv) if the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards or (v) take such other action as the Committee may determine appropriate to enable Participants to realize the Fair Market Value of their Awards;”

3.	Article 10 of the Plan is hereby amended to add a new Section 10.6 at the end thereof:

“10.6. Notwithstanding anything to the contrary herein and unless otherwise provided in the applicable Performance Unit Agreement, and provided that designated Performance Goals for applicable Performance Period are attained, a Participant shall receive payment with respect to his or her Performance Units on April 1 of the Fiscal Year following the expiration of the applicable Performance Period.”

4.	A new Article 15 shall be added to the Plan, which shall read in its entirety as follows:

“15. Compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if (i) a Participant is entitled to receive any payment under the Plan by reason of his separation from service (as such term is defined in Code Section 409A) other than as a result of his death, (ii) the Participant is a ‘specified employee’ within the meaning of Code Section 409A for the period in which the payment would otherwise be made, and (iii) such payment would otherwise subject the Participant to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if such payment would be made within six months of a termination of the Participant’s employment, then such payment shall not be made until the first day which is at least six months after the termination of the Participant’s employment. Furthermore, notwithstanding anything to the contrary herein, the Committee shall not provide for payment under Section 4.2.10 hereof with respect to any Award that constitutes ‘deferred compensation’ within the meaning of Section 409A of the Code upon a change in control, unless such change in control meets the requirements of a ‘change in control event,’ as set forth in Treasury Regulation §1.409A-3(i)(5).”

To record the adoption of this First Amendment to the Plan, the Company has caused its authorized officers to affix its corporate name and seal this 22nd day of December, 2008.

CDI CORP.

By:	/s/ Roger H. Ballou
Roger H. Ballou, President and
Chief Executive Officer

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